EXHIBIT 11

                            DOMINION RESOURCES, INC.
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                             ASSUMING FULL DILUTION

                                             (Million, Except Per Share Amounts)

                                                     1998       1997       1996
                                                     ----       ----       ----
Consolidated net income (1)                         $535.6     $399.2     $472.1
                                                    ------     ------     ------
Adjustment to average common shares:
  Shares of common stock - average
    shares outstanding                               194.9      185.2      178.3

Plus: Additional shares assuming conversion
  of installments received on stock purchase plan
  at average market value (2)                          0.0        0.0        0.0

Adjusted average common shares                       194.9      185.2      178.3
                                                    ------     ------     ------

Earnings per share                                  $ 2.75     $ 2.15     $ 2.65
                                                    ------     ------     ------

Notes:  (1) See the Consolidated Statements of
            Income.
        (2) Based on the following data:
                                                     1998        1997      1996
                                                     ----        ----      ----

Installments received on stock purchase plan
  at year-end                                       $  0.4     $  0.7     $  0.0

Average market per common share                     $43.38     $38.06     $40.63